Exhibit 3.2
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FIRSTSUN CAPITAL BANCORP
FirstSun Capital Bancorp (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on June 16, 2017 (the “Certificate of Incorporation”).
2.The last sentence of Article VI, Section 6.02 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“A quorum of the Board shall consist of a majority of the Board and, except as otherwise expressly required by law, by the Stockholders’ Agreement, by the Bylaws or by this Certificate, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board.”
3.This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Mollie H. Carter, its Chief Executive Officer, this 3rd day of November, 2021.

By:	/s/ Mollie H. Carter
Mollie H. Carter Chief Executive Officer